Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TEAM, INC. ANNOUNCES COMMITMENT FOR REFINANCING OF CAPITAL STRUCTURE

Upon Completion, Transactions Will Provide Financial Flexibility and Extend Maturities

SUGAR LAND, TX – May 25, 2023 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today announced that it has secured committed financing from two of its largest current stakeholders for a series of transactions that, once completed, are expected to significantly improve its capital structure and extend maturities.

TEAM entered into a commitment letter (the “Corre Commitment Letter”) with Corre Management Partners, LLC (“Corre”) for a new $57.5 million, 12% senior secured first lien term loan maturing in December 2026 and comprised of a $37.5 million term loan tranche and a $20 million delayed draw term loan tranche (the “Corre Secured Term Loan”), subject to certain closing conditions. The Corre Commitment Letter also provides that Corre’s existing subordinated term loan will become secured on a pari passu basis to the Corre Secured Term Loan. TEAM expects to use the proceeds from the Corre Secured Term Loan to repay in full TEAM’s remaining $41 million of Convertible Notes due August 2023 and for general corporate purposes.

TEAM also entered into a commitment letter with Eclipse Business Capital LLC (the “Eclipse Commitment Letter”) for a new $27.4 million term loan secured by certain real estate and machinery and equipment of the Company (the “Eclipse Term Loan”), subject to certain closing conditions, and with a maturity date coterminous with the Company’s existing revolving credit facility. The Eclipse Commitment Letter also provides for an amendment to the existing revolving credit facility to extend the maturity date of the revolving credit facility (and therefore the proposed Eclipse Term Loan) to August 2025, and to increase availability under the revolving credit facility by an additional $2.5 million. TEAM expects to use the proceeds from the Eclipse Term Loan, together with advances under the Company’s revolving credit facility to repay in full the Company’s existing senior secured term loan with Atlantic Park Strategic Capital Fund, L.P.

The closing of the term loan facilities and related amendments to existing credit facilities is expected to occur in the second quarter of 2023 and is subject to the negotiation of definitive documentation and the satisfaction of customary conditions prior to closing.

“Addressing our capital structure has been one of our top priorities in our ongoing program to improve liquidity and strengthen TEAM’s balance sheet,” said Keith D. Tucker, TEAM’s Chief Executive Officer. “A key step in that process was securing a refinancing solution for our $41 million of convertible notes maturing in August of 2023. We are very pleased to announce committed financing that provides $87.4 million in funding, allowing for the payoff of our convertible notes and our existing $36 million senior secured term loan, while also extending our next debt maturity to August 2025. Once completed, we believe these transactions should remediate the conditions that led to the going concern disclosure in our 2022 fiscal year end annual report and our most recent quarterly report and provide the runway to continue successfully implementing our turnaround plan designed to further lower our cost structure and improve profitability and cash flow.”

Kirkland & Ellis LLP and Evercore Partners Inc. are advising TEAM in connection with these transactions.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Forward Looking Statements

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects, the implementation of cost saving measures and the Company’s ability to remediate the conditions that led to the going concern disclosure in the Company’s recent public filings. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the duration and magnitude of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19) and related economic effects, the Company’s liquidity and ability to obtain additional financing (including the ability to complete the transactions contemplated by the Corre Commitment Letter and the Eclipse Commitment Letter), the Company’s ability to continue as a going concern, the Company’s ability to execute on its cost management actions, the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the Company’s ability to successfully divest assets on terms that are favorable to the Company; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the Company’s continued listing on the New York Stock Exchange, and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

Nelson M. Haight

Executive Vice President, Chief Financial Officer

(281) 388-5521

###